CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 27, 2024, relating to the consolidated financial statements and consolidated financial highlights of Grant Park Multi Alternative Strategies Fund, a series of Northern Lights Fund Trust, which are included in Form N-CSR for the year ended September 30, 2024, and to the references to our firm under the headings “Consolidated Financial Highlights” in the Prospectus and “Policies and Procedures for Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

January 23, 2025